UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number 000-33222


                                DYNAMIC RESOURCES CORP.
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             (Exact name of registrant as specified in its charter)


                  1936 Alcova Ridge Drive, Las Vegas, NV 89135
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   Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON SHARES WITHOUT PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)    [ ]
         Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)   [ ]
         Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)    [ ]
         Rule 12g-4(a)(2)(ii)      [X]      Rule 12h-3(b)(2)(ii)   [X]
                                            Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date:

                              77 U.S. Shareholders
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Dynamic Resources Corp. has caused this certification notice to be signed on its behalf by the undersigned duly authorized person.

                                     DYNAMIC RESOURCES CORP.

Date:  May 18, 2007                  By:/s/ Robert Fedun
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                                        Robert Fedun, President